UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 26, 2016

OPIANT PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55330	46-4744124
(State or other jurisdiction of incorporation)	(Commission File Number	(IRS Employer Identification No.)

401 Wilshire Blvd., 12th Floor, Santa Monica, CA	90401
(Address of Principal Executive Offices)	(Zip Cope)

Registrant’s telephone number, including area code

(424) 252-4756

(Former name or former address if changed since last report,)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 26, 2016 (the “Amendment Date”), Opiant Pharmaceuticals, Inc., a Nevada corporation (the “Company”), and Aegis Therapeutics, LLC, a California limited liability company (“Aegis”), entered into the Amended and Restated Material Transfer, Option and Research License Agreement (the “Restated License Agreement”) which amends and restates in its entirety the Material Transfer, Option and Research License Agreement, dated as of December 1, 2014, by and between the Company and Aegis (the “Initial License Agreement”). Under the Restated License Agreement, the Company has been granted an exclusive royalty-free research license, for a period of time (the “Compound Research Period”) to Aegis’ proprietary delivery enhancement and stabilization agents, including, but not limited to, Aegis’ ProTek® and Intravail® technologies (collectively, the “Technology”) to enable the Company to conduct a feasibility study of opioid antagonists when used with the Technology (the “Study”) and evaluate the Company’s interest in licensing the Technology through use of the Compound in additional studies.

The Company agreed to pay Aegis (i) an aggregate of $300,000, of which the Company may elect to pay up to 50% by issuing Company common stock, par value $0.001 per share (“Common Stock”), to Aegis, with the number of shares to be issued equal to 75% of the average closing price of the Company’s Common Stock over the 20 trading days preceding the date of payment as consideration for extending the Compound Research Period pursuant to two separate extension payments of $150,000 each, and (ii) 50,000 shares of Common Stock as partial consideration for entering into the Restated License Agreement. The Company exercised such extensions through payment of the first and second extension fees prior to October 13, 2015 and prior to February 13, 2016, respectively. The Restated License Agreement shall expire on the earlier of (i) the expiration of the “Opiant Negotiation Periods” (as defined in the Restated License Agreement) and (ii) on 30 days prior written notice by the Company; provided, however, that Aegis shall have the right to terminate the license granted in the event the Company does not pursue commercially reasonable efforts to exploit a “Product” (as defined below).

During the term of the Restated License Agreement, the Company has a right of first refusal and option to add any, or all of the “Additional Compounds” (as defined in the Restated License Agreement), which the Company may exercise at any time upon written notice to Aegis. The Company has granted Aegis a co-exclusive license with the Company to use the data from the Company’s Studies under the Restated License Agreement for certain purposes. Pursuant to the Restated License Agreement, Aegis granted the Company an exclusive option (the “Opiant Option”) to obtain an exclusive, worldwide, royalty-bearing license (with the right to grant sublicenses through multiple tiers) under Aegis’s interests in the Technology and any “Joint Invention” (as such term is defined in the Restated License Agreement) to the Technology to research, develop, make, have made, use, sell, offer for sale, and import products containing the “Compound” (as defined in the Restated License Agreement) or an Additional Compound. The Company may exercise such Opiant Option with respect to the Compounds by written notice to Aegis within 90 days of the completion of the Study for (i) the Compounds or (ii) the Additional Compounds. In the event the Company exercises the Opiant Option, the parties have 120 days to negotiate and execute a definitive license agreement. The terms of such license agreement have been contemplated and agreed upon by the parties under a letter agreement (the “Letter Agreement”). As partial consideration for exercising the Option, the Company shall pay Aegis a nonrefundable and noncreditable license issuance fee of $300,000 as of the effective date of the license agreement entered into by Company and Aegis, of which the Company may elect to pay up to 50% by issuing Company common stock to Aegis, with the number of shares to be issued equal to 75% of the average closing price of the Company’s stock over the prior 20 trading days. In the event the Company exercises the Opiant Option specific to the “Opioid Field” (as defined in Exhibit 1 to the Letter Agreement), the Company shall pay Opiant an additional $100,000 fee and any such products in the Opioid Field shall be subject to the same milestones, royalties and other monetary obligations set forth in the Letter Agreement and summarized below.

Under the Letter Agreement containing the terms of such license, the Company will pay Aegis upon the achievement of each development milestone for a particular Compound or Additional Compound, ranging from $250,000 to $4,000,000 per achievement. Additionally, the Company is required to make minimum quarterly nonrefundable payments to Aegis in the amount of $25,000 (the “Quarterly Payments”), which Quarterly Payments are fully creditable and treated as a prepayment against future milestones or royalties. During the “Royalty Term” (as defined in Exhibit 1 to the Restated Agreement), the Company shall pay Aegis royalties (the “Royalties”) on annual net sales of (i) pharmaceutical formulations containing the Compound as an active ingredient and (ii) Aegis’s proprietary chemically synthesizable excipient(s), including without limitation the Intravail® excipients ((i) and (ii) together, the “Products”), ranging from (A) low single digits for Products with an aggregate annual “Net Sales” (as defined in Exhibit 1 to the Letter Agreement) during a calendar year of $50 million or less to (B) mid-single digits for Products with Net Sales of greater than $1 billion. Such Royalties are subject to reduction as provided in Exhibit 1 to the Restated Agreement but shall not be reduced by more than 50% of the regularly scheduled royalty payment.

The Company expects to file the Restated License Agreement and Letter Agreement as exhibits to its Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2016, and intends to seek confidential treatment for certain terms and provisions of the Restated License Agreement and Letter Agreement. The foregoing description is qualified in its entirety by reference to the complete text of the Restated License Agreement and Letter Agreement when filed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Opiant Pharmaceuticals, Inc.

Date: May 2, 2016	By:	/s/ Dr. Roger Crystal
Name: Dr. Roger Crystal
Title: President and Chief Executive Officer